FORM OF

EAGLE SERIES TRUST

CLASS R-3

DISTRIBUTION AND SERVICE PLAN

SCHEDULE A

The maximum annualized fee rate pursuant to Paragraph 1 of the Eagle Series Trust Class R3 Distribution Plan shall be as follows:

INTERMEDIATE CONSERVATIVE BOND FUND	0.50%
INTERNATIONAL EQUITY FUND	0.50%
LARGE CAP CORE	0.50%
MID CAP GROWTH FUND	0.50%
MID CAP STOCK FUND	0.50%
SMALL CAP CORE VALUE FUND	0.50%
SMALL CAP STOCK FUND	0.50%

Dated:  August __2009